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                                                                  EXHIBIT 3.2(b)



                             ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Bowie Resources Limited.

SECOND: The following amendment to the Articles of Incorporation was adopted on January 15, 1995, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

 X   Such amendment was adopted by the board of directors where shares have been
---  issued.

If these amendments are to have a delayed effective date, please list that date:
NA
-----------

            (Not to exceed ninety (90) days from the date of filing)

THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

     Article II is hereby deleted in its entirety and replaced with the following new Article II.

                         Article II. Authorized Capital.

     The Corporation shall have the authority to issue 100,000 shares of common stock with a par value of $.01 per share.


                                        Bowie Resources Limited,
                                        a Colorado corporation



                                        By   /s/ Larry Addington
                                             ---------------------------------
                                             Larry Addington, President